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                                                                   EXHIBIT 99.1

                          [AMERIANA BANCORP LETTERHEAD]

News Release

Contact:   Jerome J. Gassen
           President and Chief Executive Officer
           (765) 529-2230

                     AMERIANA BANCORP REPORTS FOURTH QUARTER
                              AND YEAR-END RESULTS

NEW CASTLE, Ind. (February 6, 2009) - Ameriana Bancorp (NASDAQ:ASBI) today announced results for the fourth quarter and year ended December 31, 2008. For the quarter, Ameriana reported a net loss of $418,000 or $0.14 per share compared with a net loss of $160,000 or $0.05 per share for the fourth quarter of 2007. Results for the fourth quarter of 2008 included costs related to the expansion of Ameriana's footprint in the Indianapolis market, the cost of divesting certain non-core operations, and also reflected higher credit costs as Ameriana and the banking industry continue to confront challenging economic conditions.

         Ameriana remained profitable for the year, posting net income of $741,000 or $0.25 per share for 2008 compared with net income of $1,184,000 or $0.39 per share for 2007. The results for 2007 benefited from a recovery of earlier charge-offs totaling $2,750,000 ($1,815,000 or $0.61 per share after tax).

         Jerome J. Gassen, President and Chief Executive Officer, said, "Despite the emergence of significant pressures on the economy during 2008 and the very real challenges they present for Ameriana, we are pleased that the Company achieved growth in loans and deposits during the year, which was the primary driver for our 20% year-over-year increase in net interest income. This performance reflects the ongoing success of long-term strategies to build Ameriana's franchise, both in terms of extending our physical reach as well as expanding our product capabilities.

         "We recently added two new banking centers, one each in Fishers and Carmel," Gassen continued, "strengthening our presence along a fast-growing corridor on the northeast side of Indianapolis, and we are well along in plans to add another banking center in Westfield by mid-year. We also completed a significant renovation at our Greenfield banking center that incorporates the new look and feel of the Ameriana brand, something we believe will change perceptions of what a bank can be. Regarding new product capabilities, we have put in place a full-service business model at Ameriana, with a strong focus on commercial banking. This not only has provided a new avenue for loan and deposit growth, but it also has added greater diversity to our balance sheet.

         "In addition to these growth initiatives, we have continued to focus on safety and soundness at Ameriana," Gassen added. "During 2008, we increased our loan loss provision to address the growth in our loan portfolio as well as the increase in non-performing loans due to the challenging economic times. Despite rising during the last half of 2008, the level of non-performing loans remains at less than 2% of the total portfolio, the total of loans 31 to 90 days delinquent has been reduced to 0.6% of total outstandings, and we continue to monitor and work through problem credits in an effort to minimize credit losses." Gassen noted that Ameriana Bank maintained a strong capital position throughout 2008 and ended the year with a total risk-based capital ratio of 12.87%, well above the 10.00% level required under regulatory guidelines to be considered "well capitalized." In January 2009, Ameriana announced that it has been approved to participate in the Treasury Department's Capital Purchase Program, under which Ameriana expects to issue $9,791,000 in preferred stock.


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ASBI Reports Year-end 2008 Results
Page 2
February 6, 2009


         Looking ahead to the upcoming year, Gassen said, "With little clarity on the depth of the current recession or the timing of a possible economic recovery in 2009, we anticipate that our operations in the year ahead will remain under some pressure. The downturn in real estate and business in general likely will keep credit costs at an elevated level and may dampen loan growth. As we continue to deal with these troubled times, we are pleased with the fundamental strength of our Company and believe we remain on a path for improved performance over the long term."

         Gassen noted that three significant factors affected the Company's fourth quarter results for 2008. The first was Ameriana's sale of its entire 20.94% interest in Indiana Title Insurance Company, with the loss of $227,000 being reported as a reduction of other income. Second, the Company wrote-down a commercial loan by $259,000, which contributed to the quarter's increase in the provision for loan losses. Third, the Company's cost structure now includes the two new banking centers opened during the fourth quarter of 2008. While these centers are not expected to reach profitability for a period of time, they quickly contributed to deposit growth in 2008, gathering almost $3 million in new deposits over the last several weeks of the year.

         The Company's net interest margin on a fully tax-equivalent basis for the fourth quarter declined eight basis points to 3.04% from 3.12% in the third quarter of 2008, but was 14 basis points higher than 2.90% in the year-earlier quarter. The decline in the net interest margin from the trailing quarter reflected the effect of the Federal Reserve's interest rate reductions on prime-rate indexed loans, as well as the impact of a higher level of non-performing loans. For 2008, the net interest margin rose 33 basis points to 3.08% from 2.75% for 2007.

         At December 31, 2008, the combined total of loans 31 to 90 days delinquent, non-accruing loans, and other real estate owned remained relatively stable compared with the end of the prior quarter. The increase in non-accruing loans during the quarter represented primarily the migration of one- to four-family residential mortgages from the 31 to 90 days delinquent category. Ameriana has not participated in the sub-prime lending market, either as an originator or purchaser.

         For the fourth quarter and year ended December 31, 2008, the Company recorded an income tax benefit of $434,000 and $781,000, respectively. The income tax benefit for both periods resulted from the pre-tax loss and the effect of a significant amount of tax-exempt income from bank-owned life insurance (BOLI) and from municipal securities and loans.

         Ameriana's total assets were $463,502,000 at December 31, 2008, up 9% from $426,791,000 at December 31, 2007. The Company's loan portfolio increased 10% to $325,525,000 at December 31, 2008, from $296,950,000 at December 31,
2007. Investment securities totaled $75,371,000 at December 31, 2008, up 13% from $66,692,000 at December 31, 2007. The increase resulted from purchases of U.S. government agency mortgage-backed securities.

         Total deposits were $324,406,000 at December 31, 2008, which represented a 3% increase from $314,746,000 at December 31, 2007. The Company continues to focus on strategies designed to grow total balances in the typically more stable multi-product deposit relationships. Borrowings grew to $97,735,000 at December 31, 2008, from $68,513,000 at December 31, 2007, with these additional funds supporting the growth in the loan and investment securities portfolios.

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ASBI Reports Year-end 2008 Results
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February 6, 2009


         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has an interest in Family Financial Holdings, Inc. Ameriana Financial Services offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Year-end 2008 Results
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February 6, 2009

                                AMERIANA BANCORP
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED                    YEAR ENDED
                                                             DECEMBER 31,                      DECEMBER 31,
                                                     ------------------------------    ------------------------------
                                                         2008             2007             2008             2007
                                                     -------------    -------------    -------------    -------------
Interest income                                      $     5,939     $      6,046     $     23,581     $     23,900
Interest expense                                           2,891            3,449           11,788           14,078
                                                     -------------    -------------    -------------    -------------
Net interest income                                        3,048            2,597           11,793            9,822
Provision (credit) for loan losses                           453              120            1,250           (1,627)
                                                     -------------    -------------    -------------    -------------
Net interest  income after  provision  for loan
   losses                                                  2,595            2,477           10,543           11,449
Other income                                                 612              531            3,801            3,494
Other expense                                              4,059            3,522           14,384           13,978
                                                     -------------    -------------    -------------    -------------
Income (loss) before income taxes                           (852)            (514)             (40)             965
Income tax benefit                                          (434)            (354)            (781)            (219)
                                                     -------------    -------------    -------------    -------------
Net income (loss)                                    $      (418)    $       (160)     $       741      $     1,184
                                                     =============    =============    =============    =============
Earnings (loss) per share:
   Basic                                             $     (0.14)     $     (0.05)     $      0.25      $      0.39
                                                     =============    =============    =============    =============
   Diluted                                           $     (0.14)     $     (0.05)     $      0.25      $      0.39
                                                     =============    =============    =============    =============
Weighted average shares outstanding:
   Basic                                                   2,989            2,989            2,989            3,000
                                                     =============    =============    =============    =============
   Diluted                                                 2,989            2,989            2,989            3,000
                                                     =============    =============    =============    =============

Dividends declared per share                         $      0.04      $      0.04     $       0.16      $      0.16
                                                     =============    =============    =============    =============

                                                                          DEC. 31,       SEPT. 30,        DEC. 31,
                                                                           2008             2008            2007
                                                                      -------------    -------------    -------------
Total assets                                                          $    463,502     $    467,802     $    426,791
Cash and cash equivalents                                                    8,449           17,806           17,172
Investment securities available for sale                                    75,371           78,221           66,692
Loans receivable                                                           325,525          317,739          296,950
Allowance for loan losses                                                    2,990            3,014            2,677
                                                                      -------------    -------------    -------------
   Loans, net                                                              322,535          314,725          294,273

Allowance  for loan losses as a  percentage  of
   loans receivable                                                           0.92%            0.95%            0.90%
Non-performing loans                                                  $      6,218     $      4,467     $      2,638
Allowance  for loan losses as a  percentage  of
   non-performing loans                                                       48.1%            67.5%           101.5%

Deposits:
   Non-interest-bearing                                               $     22,071     $     22,806     $     20,429
   Interest-bearing                                                        302,335          297,969          294,317
                                                                      -------------    -------------    -------------
                                                                           324,406          320,775          314,746

Borrowed funds                                                        $     97,735     $    105,235     $     68,513
Shareholders' equity                                                        33,776           32,982           33,646
Book value per share                                                         11.30            11.03            11.26
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